Exhibit 99.1

(Logo Omitted)

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS

SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 26, 2012 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $518.5 million

•	All-time record earnings per share of $1.06

•	Acquired a majority interest in Optech on April 2, 2012

•	Acquired BlueView Technologies, Inc. on July 2, 2012

•	Announced agreement to acquire LeCroy

•	Affirming full year 2012 GAAP earnings outlook of $3.98 to $4.04 per share, despite estimated non-recurring charges of $8.3 million for acquisitions, including the pending acquisition of LeCroy

Teledyne today reported second quarter 2012 sales from continuing operations of $518.5 million, compared with sales of $502.9 million for the second quarter of 2011, an increase of 3.1%. Net income from continuing operations was $39.5 million ($1.06 per diluted share) for the second quarter of 2012, compared with $38.7 million ($1.04 per diluted share) for the second quarter of 2011, an increase of 2.1%. Net income attributable to Teledyne was $39.5 million ($1.06 per diluted share) for the second quarter of 2012, compared with $152.3 million ($4.08 per diluted share) for the second quarter of 2011. The second quarter of 2011 included income from discontinued operations of $113.6 million, which included a gain on the sale of discontinued operations of $113.8 million.

“We performed well this quarter, achieving record sales and earnings per share. Despite some challenges in the global economy, orders exceeded sales and quarter-end backlog was a record at over $1.0 billion,” said Robert Mehrabian, chairman, president and chief executive officer. “We also closed the acquisitions of BlueView Technologies and a majority interest in Optech. The combination of BlueView’s scanning sonar along with Optech’s light detection and ranging, or LIDAR, systems allow Teledyne to generate detailed three dimensional images ranging from space-based applications to viewing structures on the ocean floor. Finally, we remain excited about the pending acquisition of LeCroy Corporation. LeCroy will add a leader in electronic test and measurement solutions to our analytical instrumentation businesses. In addition, LeCroy provides market access and design capabilities to leverage our unique technology in analog and mixed signal design devices developed at Teledyne Scientific Company, our R&D laboratories.”

Review of Operations (Comparisons are with the second quarter of 2011, unless noted otherwise.)

Instrumentation

The Instrumentation segment’s second quarter 2012 sales were $162.4 million, compared with $152.7 million, an increase of 6.4%. Second quarter 2012 operating profit was $28.0 million, compared with operating profit of $30.4 million, a decrease of 7.9%.

The second quarter 2012 sales increase resulted from higher sales of both marine and environmental instrumentation products. The higher sales of $6.6 million for marine instrumentation products primarily reflected improved sales of marine acoustic survey systems. The higher sales of $3.1 million for environmental instrumentation products primarily reflected improved sales of gas analyzers. The decrease in operating profit reflected expenses related to new product development, lower margins for environmental instrumentation and $0.8 million in acquisition expenses related to the BlueView and LeCroy transactions.

Digital Imaging

The Digital Imaging segment’s second quarter 2012 sales were $110.9 million, compared with $96.2 million, an increase of 15.3%. Operating profit was $7.5 million for the second quarter of 2012, compared with operating profit of $7.6 million, a decrease of 1.3%.

The 2012 sales increase included $14.4 million in revenue from the April 2, 2012, acquisition of a majority interest in the parent company of Optech Incorporated (“Optech”). Operating profit from the Optech acquisition was breakeven and reflected $0.4 million in amortization of acquisition related intangible assets and $0.3 million in other acquisition related expenses.

Aerospace and Defense Electronics

The Aerospace and Defense Electronics segment’s second quarter 2012 sales were $168.8 million, compared with $169.6 million, a decrease of 0.5%. Operating profit was $24.5 million for the second quarter of 2012, compared with operating profit of $24.4 million, an increase of 0.4%.

Sales in the second quarter of 2012 sales included $9.3 million in revenue from the February 25, 2012, acquisition of VariSystems. The 2012 sales decrease reflected higher sales of $3.8 million from avionics products and electronic relays and $6.2 million from microwave devices and interconnects, which included the contribution from VariSystems, offset by lower sales of $10.8 million for electronic manufacturing service products. Operating profit in 2012 increased slightly despite a small decrease in sales and $0.6 million in increased amortization of acquisition related intangible assets and $0.2 million in other acquisition expenses related to the VariSystems acquisition.

Engineered Systems

The Engineered Systems segment’s second quarter 2012 sales were $76.4 million, compared with $84.4 million, a decrease of 9.5%. Operating profit was $7.4 million for the second quarter 2012, compared with operating profit of $8.6 million, a decrease of 14.0%.

The second quarter 2012 sales decrease reflected lower sales of $5.6 million from engineered products and services, $0.9 million from energy systems and $1.5 million from turbine engines. The lower sales of engineered products and services primarily reflected lower sales from systems engineering and technical assistance contracts, as well as nuclear programs. The lower sales of turbine engines were primarily due to lower sales of cruise missile engines. Operating profit in the second quarter of 2012 reflected the impact of lower sales as well as lower margins in energy systems and turbine engines.

Additional Financial Information

Cash Flow

Cash provided by operating activities from continuing operations was $69.0 million for the second quarter of 2012, compared with cash provided by operating activities from continuing operations of $80.2 million. The lower cash provided by operating activities from continuing operations in the second quarter of 2012 reflected the impact of the timing of accounts receivable collections and higher income tax payments. The 2011 amount included a voluntary $32.0 million cash contribution to the domestic pension plan. Teledyne expects to make an additional $43.0 million voluntary cash pension contribution in the third quarter of 2012. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was $51.9 million for the second quarter of 2012, compared with cash provided of $68.8 million and reflected lower cash provided by operating activities from continuing operations and higher capital expenditures. At July 1, 2012, total debt was $332.2 million, which included $250.0 million in senior notes, $67.8 million drawn on available credit lines and other debt and $14.4 million in capital lease obligations. Cash and cash equivalents were $26.1 million at July 1, 2012. The company received $1.7 million from the exercise of employee stock options in the second quarter of 2012, compared with $1.9 million. Capital expenditures for the second quarter of 2012 were $17.1 million, compared with $11.4 million. Depreciation and amortization expense for the second quarter of 2012 was $18.1 million, compared with $16.8 million.

On April 2, 2012, Teledyne acquired a majority interest in the parent company of Optech for $32.7 million from cash on hand which was drawn down from the credit facility prior to the end of the first quarter. The purchase increased Teledyne’s ownership percentage from 19 percent to 51 percent.

On June 29, 2012, Teledyne and LeCroy Corporation (“LeCroy”) jointly announced that they have entered into a definitive agreement that provides for the merger of LeCroy Corporation with a wholly-owned subsidiary of Teledyne. Pursuant to the transaction, Teledyne will acquire all of the outstanding common shares of LeCroy for $14.30 per share payable in cash. The aggregate value for the transaction is approximately $291 million, taking into account LeCroy’s stock options, stock appreciation rights and net debt as of March 31, 2012. The transaction was unanimously approved by the Boards of Directors of Teledyne and LeCroy. The transaction is expected to close in August 2012, subject to LeCroy stockholder approval. Teledyne expects to fund the purchase from borrowings under its credit facility.

In the third quarter, on July 2, 2012, a subsidiary of Teledyne acquired BlueView Technologies, Inc. (“BlueView”) for $16.4 million in cash. Teledyne funded the purchase from borrowings under its credit facility.

Free Cash Flow(a)	Second Quarter 2012	Second Quarter 2011
(in millions, brackets indicate use of funds)
Cash provided by operating activities from continuing operations	$69.0	$80.2
Capital expenditures for property, plant and equipment	(17.1)	(11.4)

Free cash flow	51.9	68.8
Pension contributions, net of tax (b)	—	20.0

Adjusted free cash flow	$51.9	$88.8

(a)	The company defines free cash flow as cash provided by operating activities from continuing operations (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
(b)	The domestic pension cash contributions were voluntary.

Pension

Pension expense was $1.6 million for the second quarter of 2012 compared with $0.9 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.7 million for the second quarter of 2012 compared with $3.0 million. The increase in pension expense for the second quarter of 2012, compared with the second quarter of 2011, was primarily due to a change in the discount rate used to measure the benefit obligation.

Income Taxes

The effective tax rate for the second quarter of 2012 was 30.5% compared with 34.4%. The decrease primarily reflected a change in the proportion of domestic and international income, as well as certain adjustments within the quarter.

Stock Option Compensation Expense

For the second quarter of 2012, the company recorded a total of $2.0 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.4 million was recorded in the operating segment results. For the second quarter of 2011, the company recorded a total of $1.4 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. The lower amount in 2011 primarily reflected the absence of employee stock option grants in 2009.

Other

Interest expense, net of interest income, was $4.1 million for the second quarter of 2012, compared with $4.3 million, and reflected lower debt levels. Corporate expense was $7.7 million for the second quarter of 2012, compared with $9.1 million, and reflected lower professional fees and compensation expense. Other income and expense in the second quarter of 2012 included foreign currency translation gains of $0.1 million compared with $1.1 million for 2011. Other income and expense in the second quarter of 2012 also included a $0.6 million gain on the purchase of the majority interest in Optech.

Outlook

Based on its current outlook, the company’s management believes that third quarter 2012 earnings per diluted share, including acquisition related expenses, will be in the range of approximately $0.90 to $0.94. The full year 2012 earnings per diluted share outlook, including acquisition related expenses, is expected to be in the range of approximately $3.98 to $4.04. The total year outlook includes $8.3 million in acquisition related expenses, primarily from the pending LeCroy acquisition.

Total year pension expense is expected to be flat in 2012, compared with 2011, primarily due to plan amendments and the impact of voluntary cash contributions to the domestic pension plan, offset by a reduction in the discount rate to 5.50% from 6.15% to measure the benefit obligation. Interest expense is expected to be higher in 2012, primarily due to higher debt levels due to acquisitions. Stock option expense is expected to be approximately $8.7 million in 2012, compared with $5.8 million for 2011. The lower amount in 2011 primarily reflected the absence of employee stock option grants in 2009. Including the recent and pending acquisitions, capital expenditures are projected to be approximately $70.0 million in 2012.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pending acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures and including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and NASA programs.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2011 Annual Report on Form 10-K and subsequent Quarterly Form 10-Q. Readers, particularly those interested in investing in Teledyne, should read these risk factors. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 26, 2012. To access the call, go to www.earnings.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 26, 2012.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540

###

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SECOND QUARTER AND SIX MONTHS ENDED

JULY 1, 2012 AND JULY 3, 2011

(Unaudited, - in millions, except per share amounts)

	Second Quarter 2012	Second Quarter 2011	Six Months 2012	Six Months 2011
Net sales	$518.5	$502.9	$1,012.5	$971.0
Costs and expenses:
Costs of sales	343.0	330.6	671.1	643.7
Selling, general and administrative expenses	115.8	110.4	226.2	210.7

Total costs and expenses	458.8	441.0	897.3	854.4

Income before other income and (expense) and taxes	59.7	61.9	115.2	116.6
Other income	1.4	1.6	1.0	1.3
Interest expense, net	(4.1)	(4.3)	(8.1)	(8.7)

Income from continuing operations before income taxes	57.0	59.2	108.1	109.2
Provision for income taxes	17.4	20.4	32.9	37.9

Net income from continuing operations before noncontrolling interest	39.6	38.8	75.2	71.3
Loss from discontinued operations	—	(0.2)	—	(0.7)
Gain on sale of discontinued operations	—	113.8	—	113.8

Net income	39.6	152.4	75.2	184.4
Less: Net income attributable to noncontrolling interest	(0.1)	(0.1)	—	(0.1)

Net income attributable to Teledyne	$39.5	$152.3	$75.2	$184.3

Diluted earnings per common share:
Continuing operations (a)	$1.06	$1.04	$2.02	$1.91
Loss from discontinued operations	—	(0.01)	—	(0.02)
Gain on sale of discontinued operations	—	3.05	—	3.05

Net income attributable to Teledyne	$1.06	$4.08	$2.02	$4.94

Weighted average diluted common shares outstanding	37.3	37.3	37.3	37.3

(a)	Includes noncontrolling interest

TELEDYNE TECHNOLOGIES INCORPORATED

SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT

FOR THE SECOND QUARTER AND SIX MONTHS ENDED

JULY 1, 2012 AND JULY 3, 2011

(Unaudited, - in millions)

	Second Quarter 2012	Second Quarter 2011	% Change	Six Months 2012	Six Months 2011	% Change
Net sales:
Instrumentation	$162.4	$152.7	6.4%	$323.0	$310.6	4.0%
Digital Imaging	110.9	96.2	15.3%	205.1	162.4	26.3%
Aerospace and Defense Electronics	168.8	169.6	(0.5)%	333.6	336.5	(0.9)%
Engineered Systems	76.4	84.4	(9.5)%	150.8	161.5	(6.6)%

Total net sales	$518.5	$502.9	3.1%	$1,012.5	$971.0	4.3%

Operating profit and other segment income:
Instrumentation	$28.0	$30.4	(7.9)%	$59.6	$62.4	(4.5)%
Digital Imaging	7.5	7.6	(1.3)%	11.8	11.5	2.6%
Aerospace and Defense Electronics	24.5	24.4	0.4%	47.4	46.0	3.0%
Engineered Systems	7.4	8.6	(14.0)%	13.6	15.2	(10.5)%

Segment operating profit and other segment income	67.4	71.0	(5.1)%	132.4	135.1	(2.0)%
Corporate expense	(7.7)	(9.1)	(15.4)%	(17.2)	(18.5)	(7.0)%
Other income	1.4	1.6	(12.5)%	1.0	1.3	(23.1)%
Interest expense, net	(4.1)	(4.3)	(4.7)%	(8.1)	(8.7)	(6.9)%

Income from continuing operations before income taxes	57.0	59.2	(3.7)%	108.1	109.2	(1.0)%
Provision for income taxes	17.4	20.4	(14.7)%	32.9	37.9	(13.2)%

Net income from continuing operations before noncontrolling interest	39.6	38.8	2.1%	75.2	71.3	5.5%
Loss from discontinued operations	—	(0.2)	*	—	(0.7)	*
Gain on sale of discontinued operations	—	113.8	*	—	113.8	*

Net income	39.6	152.4	(74.0)%	75.2	184.4	(59.2)%
Less: Net income attributable to noncontrolling interest	(0.1)	(0.1)	*	—	(0.1)	*

Net income attributable to Teledyne	$39.5	$152.3	(74.1)%	$75.2	$184.3	(59.2)%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Current period unaudited – in millions)

	July 1, 2012	January 1, 2012
ASSETS
Cash and cash equivalents	$26.1	$49.4
Accounts receivable, net	312.8	270.0
Inventories, net	249.4	219.4
Deferred income taxes, net	40.3	35.1
Prepaid expenses and other assets	19.5	28.8

Total current assets	648.1	602.7
Property, plant and equipment, net	289.3	254.6
Goodwill and acquired intangible assets, net	997.3	899.2
Other assets, net	54.2	69.6

Total assets	$1,988.9	$1,826.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$129.2	$102.0
Accrued liabilities	234.1	230.8
Current portion of long-term debt and capital leases	1.8	1.4

Total current liabilities	365.1	334.2
Long-term debt and capital lease obligations	330.4	311.4
Other long-term liabilities	164.7	196.4

Total liabilities	860.2	842.0
Total stockholders’ equity	1,128.7	984.1

Total liabilities and stockholders’ equity	$1,988.9	$1,826.1